EXHIBIT 32.1

SECTION 906 CERTIFICATION

The certification set forth below is being submitted to the Securities and Exchange Commission solely for the purpose of complying with Section 1350 of Chapter 63 of Title 18 of the United States Code.

November 19, 2007

Charles T. Chrietzberg, Jr., the Chief Executive Officer of Northern California Bancorp, Inc. certifies:

i.      that this annual  report on Form 10-KSB/A, Amendment No. 1 for the year ended December 31, 2006 fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

ii.     that information contained annual report on Form 10-KSB/A, Amendment No. 1 for the year ended December 31, 2006 fairly presents, in all material respects, the financial condition and results of operations  of Northern California Bancorp, Inc.

/s/ Charles T. Chrietzberg, Jr.
Charles T. Chrietzberg, Jr.
Chief Executive Officer
and President